Exhibit 21.1

QEP Resources, Inc.
Subsidiaries of the Company

Name	State of Organization
QEP Energy Company(1)	Texas
QEP Marketing Company(1)	Utah
QEP Field Services Company(1)	Delaware
Clear Creek Storage Company, LLC(2)	Utah
Permian Gathering, LLC(2)	Delaware
QEP Oil & Gas Company(2)	Delaware
Wyoming Peak Land Company, LLC(3)	Wyoming
Perry Land Management Co. LLC(4)	Oklahoma
Haynesville Gathering LP(5)	Delaware
Roden Participants, LTD(6)	Texas
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(1) 100% owned by QEP Resources, Inc.
(2) 100% owned by QEP Marketing Company
(3) 100% owned by QEP Energy Company
(4) 100% owned by QEP Field Services Company
(5) 99% owned by QEP Oil and Gas Company and 1% owned by QEP Marketing Company
(6) 14% owned by QEP Energy Company